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FORM 3
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

QMB APPROVAL
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OMB Number 3235-0104
Expires: December 31, 2001
Estimated average burden
hours per response: ........... .5

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address        2. Date of Event         4. Issuer Name and Ticker
   of Reporting Person*       Requiring Statement      or Trading Symbol
                              (Month/Date/Year)
                                                        Sohu.com Inc. (SOHU)
    Palaschuk, Derek               10/29/00
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(Last)  (First)  (Middle)  3. IRS or Social    5. Relationship  6. If Amendment,
-------------------------     Security Number     of Reporting     Date of
                              of Reporting        Person to        Original
   c/o Sohu.com Inc.          Person              Issuer           (Month/Day/
7 Jianguomen Nei Avenue       (Voluntary)         (Check all        Year)
      Suite 1519                                   applicable)
       Tower 2
Bright China An Building                          ___ Director     ____________
    Beijing 100005                                ___ 10% Owner
People's Republic of China                        _X_ Officer   7. Individual
                                                  (give title      or Joint/
                                                   below)          Group Filing
                                                  ___ Other        (Check
                                                  (specify         applicable
                                                  below)           line)

                                                                   _X_ Form
                                                                   filed by One
                                                                   Reporting
                                                                   Person

                                                  Vice President,  ___ Form
                                                  Finance          filed by More
                                                                   than One
                                                                   Reporting
                                                                   Person
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                                         Table 1 - Non-Derivative Securities
                                         Beneficially Owned
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1. Title of Security       2. Amount of      3. Ownership       4.Nature of
                              Securities        Form: Direct      Indirect
                              Beneficially      (D) or Indirect   Beneficial
                              Owned (Instr. 4)  (I) (Instr. 5)    Ownership
                                                                  (Instr. 5)
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   No Securities Owned
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*If the Form is filed by more than one Reporting Person, see instruction
5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
          (Print or Type Responses)

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FORM 3

(continued) Table II -  Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)
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1. Title of    2. Date Exercisable   3. Title and Amount   4. Conversion
   Derivative     and Expiration        of Securities         or Exercise
   Security       Date                  Underlying            Price of
   (Instr. 4)     (Month/Day/Year)      Derivative Security   Derivative
                                        (Instr. 4)            Security
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               Date          Expiration   Title    Amount or
               Exercisable   Date                  Number of
                                                   Shares
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Employee Stock  (1)           9/12/10      Common    65,000    $6.81
Option                                     Stock
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5. Ownership Form    6. Nature of Indirect
   of Derivative        Beneficial Ownership
   Security: Direct     (Instr. 5)
   (D) or Indirect
   (I) (Instr. 5)
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         D
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Explanation of Responses:

        Options granted vest over a three year period. 25% of the options vest on September 12, 2001. The remaining options vest ratably on a quarterly basis over the remaining terms of the options, beginning one calendar quarter after September 12, 2001.

              /s/ Derek Palaschuk               November 2, 2000
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              **Signature of Reporting          Date
                Person

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations Sec. 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See instruction 6 for procedure.

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